Exhibit 21

                              LIST OF SUBSIDIARIES




                                   Jurisdiction of      Name(s) under which
Subsidiary                         Incorporation        Subsidiary does business

American Biogenetic
   Sciences (Ireland) Ltd.         Ireland                   *

Stellar Bio Systems, Inc.          Maryland                  *


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*  Not applicable